Exhibit 99.1

MEI Pharma and Kyowa Hakko Kirin Announce License Agreement to Develop and Commercialize ME-401 in Japan

MEI to Receive $10 Million Upfront Payment, Plus Milestones and Tiered Royalty Payments

SAN DIEGO, and TOKYO, November 5, 2018 – MEI Pharma, Inc. (NASDAQ: MEIP) and Kyowa Hakko Kirin Co., Ltd. (Tokyo: 4151, “Kyowa Hakko Kirin”), today announced the execution of a license agreement granting Kyowa Hakko Kirin exclusive rights to develop and commercialize ME-401 in Japan (“License Agreement”). ME-401 is MEI’s phosphatidylinositol 3-kinase (“PI3K”) delta inhibitor being developed by MEI for the treatment of patients with B-cell malignancies. MEI is planning to initiate a Phase 2 study to evaluate patients with follicular lymphoma that is intended to support an accelerated approval marketing application with the U.S. Food and Drug Administration.

Under the terms of the License Agreement, MEI will receive a $10 million upfront payment and is eligible to receive additional development and commercialization milestones totaling up to $87.5 million. MEI is also eligible to receive tiered double-digit royalties extending into the mid-teens. The agreement grants Kyowa Hakko Kirin exclusive rights to ME-401 to develop and commercialize ME-401 in Japan. The initial indication for development and regulatory approval under the agreement is relapsed or refractory follicular lymphoma.

“Kyowa Hakko Kirin is a well-regarded leader in the development and commercialization of hematology and oncology therapies in Japan,” said David M. Urso., J.D., Chief Operating Officer of MEI Pharma. “This agreement is important for MEI as an opportunity to expand the development of ME-401 as a potential best-in-class PI3K delta inhibitor outside of the U.S. and is consistent with our strategy to optimize value through partnering opportunities abroad while developing capabilities for domestic commercialization.”

“I am delighted to enter into an agreement with MEI Pharma for the development and commercialization of ME-401 in Japan,” said Wataru Murata, Executive Officer, Director of Corporate Strategy & Planning Department. “We believe that ME-401 will be an important drug candidate in our oncology pipeline.”

Kyowa Hakko Kirin plans to initiate a Phase 1 study in Japan in 2019.

About ME-401

ME-401 is an investigational oral phosphatidylinositol 3-kinase (“PI3K”) delta inhibitor; PI3K delta is often overexpressed in cancer cells and plays a key role in the proliferation and survival of hematologic cancer cells. ME-401 displays high selectivity for the PI3K delta isoform and has distinct pharmaceutical properties from other PI3K delta inhibitors. It is being clinically evaluated in patients with various B-cell malignancies. MEI is initiating a Phase 2 study to evaluate the efficacy, safety, and tolerability of ME-401 as a single agent in patients with follicular lymphoma after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. The Phase 2 study is intended to support an accelerated approval marketing application with the U.S. Food and Drug Administration.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed refractory follicular lymphoma or CLL, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-initiated study in combination with bevacizumab evaluating patients with HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

About Kyowa Hakko Kirin Co., Ltd.

Kyowa Hakko Kirin Co., Ltd. is a research-based life sciences company, with special strengths in biotechnologies. In the core therapeutic areas of oncology, nephrology and immunology/allergy, Kyowa Hakko Kirin leverages leading-edge biotechnologies centered on antibody technologies, to continually discover innovative new drugs and to develop and market those drugs world-wide. In this way, the company is working to realize its vision of becoming a Japan-based global specialty pharmaceutical company that contributes to the health and wellbeing of people around the world.

You can learn more about the business at: www.kyowa-kirin.com.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts for MEI Pharma, Inc.:

David A. Walsey

VP of IR and Corporate Communications

Tel: +1-858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: +1-619-849-6005

jason@canalecomm.com

Contacts for Kyowa Hakko Kirin Co., Ltd.:

Hiroki Nakamura

Tel: +81-3-5205-7205

media@kyowa-kirin.co.jp